Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of February 4, 2000, by and between InPhonic.com, Inc., a Delaware corporation (the “Company”), and David A. Steinberg (the “Executive”).

In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Term of Employment. The Company hereby agrees to continue to employ the Executive and the Executive hereby accepts continued employment by the Company, in accordance with the terms and conditions set forth herein. The Executive’s employment, for the purposes of this Agreement, shall commence on the date of this Agreement (the “Effective Date”) and shall continue thereafter unabated until terminated by either party pursuant to Section 5 hereof (the “Employment Period”).

2. Position. During the Employment Period the Executive shall be employed as President and Chief Executive Officer of the Company and shall oversee, direct and manage all operations of the Company. The Executive shall report directly to the Board of Directors (the “Board”). Pursuant to the terms of that certain Voting Agreement, by and among the Key Holders (as defined therein), the Series A Investors (as defined therein) and the Series B Investors (as defined therein), dated as of the date hereof, the Executive shall be elected to serve as Chairman of the Board of Directors.

3. Duties and Functions.

3.1 The Executive agrees to undertake the duties and responsibilities inherent in the position of President and Chief Executive Officer, which may encompass different or additional duties as may, from time to time, be assigned, altered or modified by the Board. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any change thereof that may be adopted at any time by the Board.

3.2 The Executive shall provide such financial information, including monthly financial summaries, annual financial statements, annual budgets and reports regarding events which may materially adversely affect the Company’s financial results or operations, to certain of the holders of the capital stock of the Company, as set forth in Section 3.1 of that certain Investor’s Rights Agreement, by and among the Company, the Series A Investors (as defined therein), the Series B Investors (as defined therein), the Founder (as defined therein), Davidson Capital Group, LLC, and John Sculley, dated as of the date hereof.

3.3 During the Employment Period, the Executive shall devote his full time and attention to performing his duties hereunder and shall use his best efforts to further the business of the Company. The Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties hereunder in any way. The Company acknowledges that the Executive shall, during the Employment Period, continue to be involved in the business and operations of Sterling Cellular, Inc., a Maryland corporation (“Sterling Cellular”) for so long as such involvement does not interfere with the Executive’s performance of his duties hereunder. Such involvement shall be deemed to be non-competitive and shall not constitute a breach of this Section 3.3 or Section 9.1, provided that Sterling Cellular is not and does not engage in performance based Internet direct marketing activities during the term of this Agreement and for one (1) year thereafter. The Executive may engage in non-competitive business or charitable activities for reasonable periods of time each month so long as such activities do not interfere with the Executive’s responsibilities under this Employment Agreement.

4. Compensation. As remuneration for all services to be rendered by the Executive during the Employment Period, and as consideration for complying with the covenants contained herein, the Company shall pay and provide to the Executive the following compensation:

4.1 Base Salary. The Company shall pay to the Executive a base salary in an amount which shall be established from time to time by the Board, provided that such Salary shall not be less than One Hundred Twenty Thousand Dollars ($120,000) per annum (the “Salary”). The Salary shall be payable in accordance with the Company’s normal payroll schedule, or on such other periodic basis as may be mutually agreed upon. Such salary shall be reviewed at least annually to ascertain whether, in the judgment of the Compensation Committee of the Board, such Salary should be increased, based on the performance of and contributions made by the Executive during the preceding year, inflation, corporate policy and other factors deemed appropriate by such committee. The Company may withhold such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation from any amounts payable under this Agreement.

4.2 Incentive Plans. The Executive shall be eligible to participate in such profit-sharing, stock option, bonus, incentive and performance based award programs as are made available generally to executive employees of the Company and members of the Board, provided, however, that options granted pursuant to the Company’s 1999 Stock Incentive Plan to purchase shares of the common stock, par value $0.01 per share (the “Common Stock”), of the Company shall not vest at a rate in excess of twenty-five percent (25%) per annum without the approval of a majority of the Board (which shall include at least one (1) director designated by the holders of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share).

4.3 Other Benefits. The Executive shall be entitled to the benefits available generally to the executive employees of the Company and/or members of the Board, pursuant to Company programs, including, by way of illustration, but not limitation, parking, personal leave, paid holidays, sick leave, retirement, disability, dental, vision, group sickness, accident or health insurance programs of the Company, as and to the extent that any such programs are or may from time to time be in effect. Notwithstanding anything to the contrary contained herein, the Executive shall be entitled to up to four (4) weeks of paid vacation per year, and shall be provided with an automobile for use in connection with the performance of his duties hereunder during the Employment Period. The Executive shall be solely responsible for all payments that become due subsequent to the Employment Period pursuant to the lease agreement covering such automobile.

4.4 Expenses. The Company shall reimburse the Executive during the Employment Period for all reasonable, ordinary and necessary, client-related business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time, provided, however, that the amount available to the Executive for such travel, entertainment and other expenses may require advance approval by the Board. The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought.

4.5 Right to Modify, Amend and Discontinue Plans and Programs. The Company shall not be obligated to institute, maintain, or refrain from changing, amending or discontinuing any benefit plan, program or perquisite, so long as such changes are similarly applicable to executive employees or members of the Board, as the case may be, generally.

5. Employment Period; Termination.

5.1 Employment Period. The Employment Period shall commence on the Effective Date and shall continue until the earlier to occur of the following: (i) the close of business on the fourth (4/th/) anniversary of this Agreement; (ii) the death, Permanent Disability (as hereinafter defined), or Retirement (as hereinafter defined) of the Executive; or (iii) as otherwise provided herein. Unless terminated earlier as otherwise provided herein, the Employment Period may be extended by the mutual agreement of the Company and the Executive within thirty (30) days prior to such anniversary.

5.2 Voluntary Resignation. The Executive may resign and terminate this Agreement at any time for any reason by giving the Board written notice of his intention to do so at least ninety (90) days prior to the effective date of such resignation. The Company and the Executive shall have no further obligations under this Agreement after the effective date of such resignation, except as set forth in Sections 9 and 10 hereof. Such provisions shall remain in full force and effect for the twelve (12) month period subsequent to the effective date of the resignation of the Executive.

In the event that the Executive resigns pursuant to this Section 5.2, the Executive shall be entitled to (i) the Salary at the rate in effect at such time through the effective date of such resignation; (ii) any options or stock equivalents granted to the Executive pursuant to Section 4.2, to the extent that such options or stock equivalents have vested in accordance with the terms of the agreements to which such options or stock equivalents are subject, if any; (iii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such resignation, to the extent that such rights or benefits have vested in accordance with the terms of such programs; and (iv) any common stock held by the Executive that is subject to the Stock Restriction Agreement (as defined in Section 6 hereof), to the extent that such shares have vested (and are no longer subject to repurchase) in accordance with the terms of such Stock Restriction Agreement.

5.3 Resignation for Good Reason. At any time during the Employment Period, the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board of Directors of the Company thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such resignation. The resignation of the Executive shall be effective upon the expiration of such notice period and the Executive shall be entitled to: (i) the Salary at the rate then in effect, payable at the discretion of the Board, in one (1) lump sum on the effective date of such resignation or in twelve (12) equal monthly installments, commencing on the effective date of such resignation; and (ii) any rights or benefits available under any applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such resignation, to the extent that such rights or benefits have vested.

Any options granted to the Executive pursuant to Section 4.2 shall immediately become vested and exercisable by the Executive on the effective date of the Executive’s resignation for Good Reason. Any agreements pursuant to which such options are granted to the Executive shall contain provisions providing for such acceleration of vesting and shall be approved by the Compensation Committee of the Board of Directors of the Company. Any common stock held by the Executive that is subject to the Stock Restriction Agreement (as defined in Section 6 hereof) on the effective date of the Executive’s resignation for Good Reason shall vest in accordance with the terms of such Stock Restriction Agreement.

The Company and the Executive shall have no further obligations under this Agreement after the effective date of such termination, except as set forth in Sections 7, 8, 9 or 10 hereof.

“Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(a) the assignment of the Executive to duties of a substantial nature that are materially inconsistent with the duties and responsibilities of the Executive during the immediately preceding fiscal year, other than an assignment that is withdrawn by the Company within thirty (30) days of its receipt of written notice thereof provided by the Executive, or his representative, provided, however, that an assignment of the type described in this Section 5.3(a) shall not constitute Good Reason in the event that the Executive retains his position as Chairman of the Board for the duration of the Employment Period;

(b) the Company’s requiring the Executive to be based at a location which is at least fifty (50) miles further from the Executive’s current primary residence than is such residence from the Company’s current headquarters, except for required travel on the Company’s business;

(c) a reduction by the Company in the Executive’s Salary as in effect on the Effective Date, as provided in Section 4.1 herein, or as the same shall be increased from time to time;

(d) the failure of the Company to make reasonable efforts to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 5.8.

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

5.4 Termination For Cause. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive’s employment under this Agreement for Cause (as hereinafter defined). The Company and the Executive shall have no further obligations under this Agreement after the effective date of such termination, except as set forth in Sections 9 and 10 hereof. Such provisions shall remain in full force and effect for the twelve (12) month period subsequent to the effective date of the termination of the Executive.

In the event that the Executive’s employment is terminated by the Board for Cause, the Executive shall be entitled to (i) the Salary at the rate in effect at such time through the effective date of such termination; (ii) any options or stock equivalents granted to the Executive pursuant to Section 4.2, to the extent that such options or stock equivalents have vested in accordance with the terms of the agreements to which such options or stock equivalents are subject, if any; (iii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs; and (iv) any common stock held by the Executive that is subject to the Stock Restriction Agreement (as defined in Section 6 hereof), to the extent that such shares have vested (and are no longer subject to repurchase) in accordance with the terms of such Stock Restriction Agreement.

The term “Cause” as used in this Agreement shall mean (i) the indictment or conviction of, or the plea of non contendere by, the Executive for any felony or other crime involving fraud or moral turpitude; (ii) any act or omission constituting a material dereliction of the fiduciary obligations of the Executive; or (iii) any breach by the Executive of the provisions of Section 7, 8, 9, or 10 hereof.

5.5 Termination Without Cause. The Company shall retain the right to terminate the Executive without Cause at any time during the Employment Period. The Executive acknowledges and agrees that the non-compete and non-disclosure restrictions set forth in Sections 9 and 10 of this Agreement will remain in full force and effect for the twelve (12) month period subsequent to the termination of the Executive without Cause.

In the event that the Executive’s employment is terminated by the Board without Cause pursuant to this Section 5.5, the Executive shall be entitled to: (i) the Salary at the rate then in effect, payable, at the discretion of the Board, in one (1) lump sum on the effective date of such termination or in twelve (12) equal monthly installments, commencing on the effective date of such termination; and (ii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such resignation, to the extent that such rights or benefits have vested in accordance with the terms of such programs.

Any options granted to the Executive pursuant to Section 4.2 shall immediately become vested and exercisable by the Executive on the effective date of the termination of the Executive without Cause. Any agreements pursuant to which such options are granted to the Executive shall contain provisions providing for such acceleration of vesting and shall be approved by the Compensation Committee of the Board of Directors of the Company. Any common stock held by the Executive that is subject to the Stock Restriction Agreement (as defined in Section 6 hereof) on the effective date of the termination of the Executive without Cause shall vest in accordance with the terms of such Stock Restriction Agreement.

5.6 Termination Due to Permanent Disability. In the event that the Executive suffers a Permanently Disability (as hereinafter defined) during the Employment Period, the Company may terminate this Agreement by providing at least thirty (30) days written notice to the Executive of its intention to do so. This effective date of such termination shall be the last day of such thirty (30) notice period.

In the event that the Executive’s employment is terminated by the Board due to the Permanent Disability (as hereinafter defined) of the Executive, the Executive or his legal representative or court appointed guardian shall be entitled to: (i) the Salary at the rate in effect at such time through the effective date of such termination; (ii) any options or stock equivalents granted to the Executive pursuant to Section 4.2, to the extent that such options or stock equivalents have vested in accordance with the terms of the agreements to which such options or stock equivalents are subject, if any; (iii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs; and (iv) any common stock held by the Executive that is subject to the Stock Restriction Agreement (as defined in Section 6 hereof), to the extent that such shares have vested (and are no longer subject to repurchase) in accordance with the terms of such Stock Restriction Agreement.

“Permanent Disability” for the purposes of this Agreement shall mean the inability of the Executive to render full and effective services hereunder by reason of permanent physical or mental infirmity, resulting from illness, accident or otherwise, for more than one hundred and twenty (120) consecutive calendar days during any twelve (12) month period.

5.7 Termination Due to Death or Retirement. This Agreement shall terminate immediately upon the Executive’s death or the effective date of the Executive’s Retirement (as defined under the then established rules of the Company’s retirement plans), provided, however, that in the event that the Executive’s employment terminates upon his Retirement, the provisions of Sections 9 and 10 will remain in full force and effect for the twelve (12) month period subsequent to such termination.

In the event that the Executive’s employment is terminated due to the death or Retirement of the Executive, the Executive, or his estate or legal representative shall be entitled to: (i) the Salary at the rate in effect at such time through the effective date of such termination; (ii) any options or stock equivalents granted to the Executive pursuant to Section 4.2, to the extent that such options or stock equivalents have vested in accordance with the terms of the agreements to which such options or stock equivalents are subject, if any; (iii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs; and (iv) any common stock held by the Executive that is subject to the Stock Restriction Agreement (as defined in Section 6 hereof), to the extent that such shares have vested (and are no longer subject to repurchase) in accordance with the terms of such Stock Restriction Agreement.

Notwithstanding the foregoing, during the Employment Period, the Company shall obtain and maintain in full force and effect, two (2) life insurance policies in the aggregate amount of four million dollars ($4,000,000) on the life of the Executive, the first being a term life insurance policy in the amount of two million dollars ($2,000,000), which such policy shall be owned by the Company, with proceeds payable to or for the benefit of the Company, and the second being a whole life insurance policy in the amount of two million dollars ($2,000,000), which such policy shall be owned by the Executive, with proceeds payable to or for the benefit of the estate of the Executive.

5.8 Termination Upon a Change in Control. In the event that the Company (or its successor) terminates the employment of the Executive without Cause, or the Executive resigns from his position for Good Reason, subsequent to a Change in Control (as hereinafter defined), the Executive shall be entitled to: (i) the Salary at the rate then in effect, payable, at the discretion of the Board, in one (1) lump sum on the effective date of such termination or in twelve (12) equal monthly installments, commencing on the effective date of such termination; and (ii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs.

Any options granted to the Executive pursuant to Section 4.2 shall immediately become vested and exercisable by the Executive on the effective date of the termination of the Executive without Cause, or the resignation of the Executive for Good Reason. Any agreements pursuant to which such options are granted to the Executive shall contain provisions providing for such acceleration of vesting and shall be approved by the Compensation Committee of the Board of Directors of the Company. Any common stock held by the Executive that is subject to the Stock Restriction Agreement (as defined in Section 6 hereof) on the effective date of the termination of the Executive without Cause, or the resignation of the Executive for Good Reason, subsequent to a Change in Control, shall vest in accordance with the terms of such Stock Restriction Agreement.

The term “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company or (ii) any merger, share exchange, consolidation or other reorganization or business combination of the Company immediately after which a majority of the directors of the surviving entity is not comprised of persons who were directors of the Company immediately prior to such transaction or after which persons who hold a majority of the voting capital stock of the surviving entity are not persons who held a majority of the voting capital stock of the Company immediately prior to such transaction.

6. Restrictions Upon Common Stock Held by Executive. The Executive purchased 4,500,000 shares of Common Stock for the purchase price of $0.01 per share on January 27, 1997, and received a stock dividend of .8888889 shares in respect of each such share on

December 1, 1999. The Company shall have the right to repurchase up to 6,800,000 shares of Common Stock held by the Executive on the terms and subject to the conditions set forth in that certain Stock Restriction Agreement by and between the Company and the Executive, dated as of the date hereof and attached hereto as Exhibit A (the “Stock Restriction Agreement”).

7. Representations and Warranties. The Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants and has no prior obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of continued employment with the Company or the Executive’s ability to fully perform his duties and services hereunder. The Executive agrees to indemnify and hold the Company harmless for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments.

8. Company Property. The Executive acknowledges and agrees that all correspondence, records, documents, software, promotional materials, and other Company property (including all copies, abstracts, extracts, or portions thereof) that comes into the Executive’s possession by, through or during the Employment Period, regardless of the source and whether or not created by the Executive, are the sole and exclusive property of the Company. Immediately upon the termination of the Executive’s employment with the Company, the Executive shall return to the Company all such property.

9. Non-Competition; Non-Solicitation of Employees.

9.1 Prohibition on Competitive Activities and the Solicitation of Company Employees. In consideration of the Salary provided for herein, and as a term and condition of his employment with the Company under this Agreement, the Executive agrees that, during the Employment Period and for one (1) year thereafter, the Executive shall not, either on his own behalf or on behalf of any third party:

(a) be connected with any business or enterprise in the United States which is in direct competition with the Company at the time of the Executive’s termination, resignation, or Retirement as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than three percent (3%) of the then outstanding capital stock of a publicly held company); or

(b) attempt in any manner, directly or indirectly, to (i) solicit the business of any client, customer or business partner of the Company existing as of the date of the termination of the Executive, or (ii) persuade any such client, customer, or business partner of the Company to cease to do business with or reduce the amount of business that any such client, customer, or business partner has customarily done or actively contemplates doing with the Company, including in each such case, but not limited to, the wireless communications service and product providers with which the Company does business as of the Effective Date of this Agreement; or

(c) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with the Company or its affiliates.

Notwithstanding the foregoing, nothing in this Section 9.1 shall preclude the Executive from providing services that are similar to those provided by the Executive to the Company during the Employment Period to any Internet based business or enterprise, for so long as such business or enterprise does not engage in performance-based Internet direct marketing activities. Furthermore, Sterling Cellular is deemed not to be and shall not be deemed to be “in direct competition” with the Company, for so long as Sterling Cellular is not engaged in and does not engage in performance-based Internet direct marketing activities.

9.2 The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate interests.

9.3 In the event that any restriction set forth in this Section 9 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

9.4 Specific Performance. The restrictions contained in this Section 9 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any material breach of this Section 9 will cause the Company and/or its affiliates substantial and irreparable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief to enforce the performance of this Section 9. This provision is not a waiver of any other rights the Company may have under this Agreement, including the right to recover money damages.

9.5 Survival. The provisions of this Section 9 shall survive the termination of this Agreement.

10. Non-Disclosure of Proprietary Information.

10.1 Proprietary Information Defined. The Executive acknowledges and agrees that all information, whether or not in writing, of a private, secret, trade secret, confidential, or proprietary nature concerning the business, business relationships, technical affairs, or financial affairs of the Company or any affiliate or related company (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information includes information regarding the back-end order fulfillment processes developed and utilized by the Company in connection with the fulfillment of purchase orders for private label products, information concerning the terms of the Company’s strategic partnerships with wireless communications product and service providers, the Company’s methodologies, vendor relationships, marketing and branding relationships with third parties, and all information and know-how (whether or not patentable or copyrightable) owned, possessed or used by the Company, including, without limitation, any invention, existing or future product, formula, method, manufacturing techniques and procedures, composition, compound, project, development, plan, market research, vendor information, supplier information, customer lists or information, contacts at or knowledge of customers, prospective customers, business partners of the Company or the wireless communications service and product providers with which it has established relationships, apparatus, equipment, trade secret, process, research, reports, clinical data, financial data, technical data, test data, know-how, computer program, software, software documentation, source code, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, patent applications, contracts, joint ventures, price, cost and personnel data, but shall not include information that (i) is or becomes public knowledge through legal means without fault by the Executive, (ii) is already public knowledge, or known to the Executive, prior to the execution and delivery of this Agreement, (iii) was available to the Executive on a non-confidential basis prior to its disclosure by the Company, (iv) was disclosed by the Executive in the performance of his duties hereunder, or (v) must be disclosed pursuant to applicable law or court order.

10.2 Company Property. The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, diskettes, notebooks, programs, drafts, notes, or other written, electronic, digital, photographic, or other tangible records or material (whether complete or partial) containing Proprietary Information (and any copies, abstracts, extracts, or portions thereof), whether created by the Executive or others, that shall come into the Executive’s custody or possession, shall be and are the exclusive property of Company to be used by Executive only in the performance of Executive’s duties for Company. All such materials or copies thereof and all tangible property of Company in the Executive’s custody or possession shall be delivered to Company, upon the earlier of (i) a request by Company, or (ii) the termination of the Executive’s employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

10.3 Disclosure of Proprietary Information Prohibited. The Executive recognizes, acknowledges and agrees that, during the Employment Period and following the termination thereof, whether voluntarily or involuntarily, whether with or without Cause, the Executive shall not, on his own behalf or as a partner, officer, director, employee, agent, advisor or consultant of any other person or entity, directly or indirectly, (i) disclose Proprietary Information to any person or entity other than agents of the Company; or (ii) use or aid others in obtaining or using any such Proprietary Information without the prior written consent of the President of the Company or his or her designee. The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 10.1 and 10.2 hereof, and his obligation to return all such materials and tangible property, also extends to such types of information, materials and tangible property of customers or business partners of the Company, suppliers to the Company and other third parties who may have disclosed or entrusted the same to the Company or the Executive. The Company agrees that any Proprietary Information utilized by the Executive in connection with the business and operations of Sterling Cellular is deemed not to be and shall not be deemed to be a breach of this Section 10.3, for so long as Sterling

Cellular is not engaged in and does not engage in performance-based Internet direct marketing activities.

10.4 Survival. The obligations of this Section 10 will survive the termination of Executive’s employment relationship with the Company unless or until the Proprietary Information subject to this Section 10 (i) is or becomes public knowledge through legal means without fault by the Executive, or (ii) was disclosed by the Executive in the performance of his duties hereunder.

10.5 Disclosure Mandated by Law. In the event that the Executive is required to disclose to a third party any Proprietary Information (either during the Employment Period or at any time thereafter) by law or pursuant to a subpoena or other judicial or governmental order, the Executive shall provide the Company with prior notice of such requirement, and shall cooperate with lawful efforts made by the Company to seek a protective order prohibiting or limiting such disclosure. In the absence of a protective order, any disclosure by the Executive pursuant to a subpoena or other lawful judicial or governmental order shall not constitute a violation of this Agreement.

10.6 Specific Performance. The Executive acknowledges and agrees that any breach by the Executive of any of the provisions contained in this Section 10 will cause the Company immediate and irreparable damage, and there is no adequate remedy at law for such breach. Accordingly, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief to enforce the performance of this Section 10. This provision is not a waiver of any other rights the Company may have under this Agreement, including the right to recover money damages.

11. Intellectual Property. During the Employment Period, the Executive shall disclose to the Company all ideas, concepts, inventions, product ideas, new products, discoveries, methods, software, business plans and business opportunities, which may or may not be patentable or copyrightable, or otherwise protected by then-applicable laws governing intellectual property and intellectual property rights, that are developed by the Executive through the use of Company resources that relate directly to the Company’s business. The Executive agrees that such will be the property of the Company and that, at the Company’s request and cost, he will do whatever is necessary to secure for the Company the rights thereto by patent, copyright or otherwise. Executive acknowledges and agrees that his obligations with respect to Company property discussed in this paragraph shall survive the termination of this Agreement.

12. Publicity. Neither party shall issue, without the prior consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between the Company and the Executive. Following the Effective Date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that neither party shall disparage, criticize or make statements which are negative, detrimental or injurious to the other party.

13. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. The parties understand that the obligations of the Executive are personal and may not be assigned by him.

14. Entire Agreement. This Agreement contains the entire understanding of the Executive and the Company with respect to the employment of the Executive by the Company and supersedes any and all prior understandings of the parties hereto, whether written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by a written instrument, specifically identified as an amendment to this Agreement, and executed by the parties hereto.

15. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum extent permissible the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the District of Columbia, without giving effect to the principles of conflicts of law thereof.

17. Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

18. Miscellaneous.

18.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

18.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the 4th day of February, 2000.

InPhonic.com, Inc.

By:	/s/ John Sculley

Name:	John Sculley
Title:	Member of the Compensation Committee of the Board of Directors of InPhonic.com, Inc.

/s/ David A. Steinberg

David A. Steinberg, an individual

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective March 1, 2004, by and between InPhonic, Inc., a Delaware corporation (the “Company”), and David A. Steinberg, an individual (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Employment Agreement effective February 2000 (the “Agreement”) setting forth the terms and conditions upon which the Company agreed to employ the Executive; and

WHEREAS, the parties now desire to amend the Agreement to the extent, and only to the extent, provided herein; and

WHEREAS, any terms not otherwise defined herein shall have the meanings given to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as set forth below.

1. MODIFIED AGREEMENT TERMS. The Agreement is hereby amended to reflect the following terms:

Amendment to Section 5.1 of the Agreement. The first sentence of Section 5.1 shall be deleted in its entirety and amended to read: “The Employment Period shall commence on the Effective Date and shall continue until the earlier to occur of the following: (i) the close of business on March 31, 2004; (ii) the death, Permanent Disability (as hereinafter defined) or Retirement (as hereinafter defined) of the Executive; or (iii) as otherwise provided herein. Other than as set forth in this Amendment, all of the remaining terms and conditions of Section 5.1 shall continue in full force and effect.

2. RATIFICATION. Except as provided herein, the Agreement and its terms and provisions shall remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligation of each of the Company and the Executive and shall not be released, impaired, diminished or in any other way modified or amended as a result of the execution and delivery of this Amendment.

3. CONTROLLING LAW. This Amendment shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws and decisions of the District of Columbia, without regard to its principles of conflicts of law.

4. MISCELLANEOUS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this

Amendment. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Amendment shall remain unchanged.

5. ENTIRE AGREEMENT. This Amendment and any exhibit hereto sets forth the entire agreement and understanding of the parties hereto in respect of the matters described herein. The terms herein may not be changed verbally but only by an instrument in writing signed by the party against which enforcement of the change is sought.

6. COUNTERPARTS. This Amendment may be executed in two or more counterpart copies, each of which shall be an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be considered binding on the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

COMPANY:	EXECUTIVE:

INPHONIC, INC.

/s/ Lawrence S Winkler	/s/ David A. Steinberg

Lawrence S. Winkler, Chief Financial Officer	David A. Steinberg

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Second Amendment”) is made as of this 14th day of May 2004 (“Effective Date”), by and between INPHONIC, INC., a Delaware corporation (the “Company”), and DAVID A. STEINBERG, an individual (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of February 2000 (the “Agreement”) setting forth the terms and conditions upon which the Company agreed to employ the Executive; and

WHEREAS, the Company and the Executive amended the Agreement to the extent, and only to the extent, provided in that certain First Amendment to Employment Agreement dated March 1, 2004 (“First Amendment”); and

WHEREAS, the parties now desire to amend the First Amendment and the Agreement to the extent, and only to the extent, provided herein; and

WHEREAS, any terms not otherwise defined herein shall have the meanings given to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as set forth below.

1.	AMENDMENT TO FIRST AMENDMENT. The First Amendment is hereby terminated in its entirety and shall have no further force or effect.

2.	AMENDMENT TO THE AGREEMENT.

(a) Amendment to Section 4.1 of the Agreement. The first sentence of Section 4.1 shall be deleted in its entirety and amended to read: “The Company shall pay to the Executive a base salary in an amount which shall be established from time to time by the Board, provided such salary shall not be less than Two hundred Ninety thousand dollars ($290,000) per annum (the “Salary”).” Other than as set forth in this Second Amendment, all of the remaining terms and conditions of Section 4.1 shall continue in full force and effect.

(b) Addition of Sections 4.1.1, 4.1.2, and 4.1.3 of the Agreement. The Agreement shall be amended to include the following Sections:

4.1.1 Bonus. Executive shall have the opportunity to earn an annual bonus of sixty-five percent (65%) of his Salary (or a proportionate amount thereof based on the terms and conditions herein for on-target performance) (the “Bonus”). The Bonus shall be based on the attainment of reasonable gross and net revenue objectives established by a majority vote of the compensation committee of the Board (“Compensation Committee”) after consultation with the Board with respect to each upcoming calendar year of employment (each an “Employment Year”), which objectives shall be communicated in writing to Executive no later than thirty (30) days prior to the commencement of such Employment Year.

4.1.2. Bonus Objectives. The objectives for the year commencing January 1, 2004 and ending December 31, 2004, shall require the Company to: (a) exceed by ten percent (10%) its quarterly 2004 gross revenue objectives compared to the actual gross revenue amounts attained during the comparable quarter of 2003 (the “Gross Revenue Objective”); and (b) fully achieve its EBITDA objectives as detailed in the annual financial forecast for 2004 as approved by the Board (the “EBITDA Objective”).

4.1.3. Bonus Payments. For the first year of the Employment Period, and without limiting the discretion of the Committee, the parties agree that twenty-five percent (25%) of the Bonus eligibility shall be based on the Company achieving the Gross Revenue Objective with the remaining Seventy-five percent (75%) based upon the Company attaining its EBITDA Objective as detailed in the Forecast. Each consecutive calendar year’s objectives shall be established by the Committee after consultation with the Board and communicated in writing to Executive no later than thirty (30) days prior to the commencement of such successive year. Within fifteen (15) days from the end of each calendar quarter in each Employment Year, the Company shall pay the Executive Twenty-five percent (25%) of the bonus component for the Gross Revenue Objective (or a proportionate amount thereof to the extent Executive has achieved such bonus), and within fifteen (15) days from the end of the Employment Year, the Company shall pay the Executive the bonus for the EBITDA Objective (or a proportionate amount thereof to the extent Executive has achieved such bonus).

(c) Amendment to Section 4.2 of the Agreement. Section 4.2 shall be deleted in its entirety and amended to read:

4.2 Incentive Plans; Stock Options. The Executive shall be eligible to participate in such profit-sharing, stock option, bonus, incentive and performance based award programs as are made available generally to executive employees of the Company; provided, further, subject to the approval of the Board, the Executive shall be granted the right to purchase from the Company, at an exercise price established by the Board at its next regularly scheduled meeting, Two million (2,000,000) shares of the common stock of the Company pursuant to the terms and conditions of the InPhonic, Inc. 1999 Stock Incentive Plan (the “Common Stock Options”). The Common Stock Options shall vest over Four (4) years from the date of grant with the first twenty-five percent (25%) vesting upon the expiration of the first twelve (12) months from the date of grant with the remainder quarterly vesting thereafter throughout the remainder of the four (4) year term. At the next regularly scheduled meeting of the Board, the parties agree to execute a stock option grant agreement, in form consistent with this Section 4.2 and the InPhonic, Inc. 1999 Stock Incentive Plan, reflecting the Common Stock Options. The Common Stock Options shall be incentive options (as contemplated by Section 422(a) of the Internal

Revenue Code and regulations thereunder) to the maximum extent permitted by applicable law and regulation.

(d) Amendment to Section 4.3 of the Agreement. The second sentence of Section 4.3 shall be deleted in its entirety and amended to read: “Notwithstanding anything to the contrary contained herein, the Executive shall be entitled to up to four (4) weeks of paid vacation per year.” Other than as set forth in this Second Amendment, all of the remaining terms and conditions of Section 4.3 shall continue in full force and effect.

(e) Amendment to Section 5.3 of the Agreement. The first sentence of Section 5.1 shall be deleted in its entirety and amended to read: “The Employment Period shall commence on the Effective Date and shall continue until the earlier to occur of the following: (i) the close of business on May 31, 2008; (ii) the death, Permanent Disability (as hereinafter defined), or Retirement (as hereinafter defined) of the Executive; or (iii) as otherwise provided herein.” Other than as set forth in this Second Amendment, all of the remaining terms and conditions of Section 5.3 shall continue in full force and effect.

(f) Amendment to Section 5.7 of the Agreement. The third paragraph of Section 5.7 shall be deleted in its entirety and shall be amended to read:

Notwithstanding the foregoing, during the Employment Period, the Company shall obtain and maintain in full force and effect, one (1) whole life insurance policy in the amount of Two million dollars ($2,000,000) which such policy shall be owned by the Executive with proceeds payable to or for the benefit of the estate of the Executive.

(g) Amendment to Section 5.8 of the Agreement. The second paragraph of Section 5.8 shall be deleted in its entirety and shall be amended to read:

Fifty percent (50%) of the unvested options granted to the Executive pursuant to Section 4.2 shall immediately become vested and exercisable by the Executive if the Executive’s employment is terminated without Cause coincident or within one hundred and eighty (180) calendar days subsequent to a Change of Control. Any agreements to which such options are granted to the Executive shall contain provisions providing for such acceleration of vesting and shall be approved by the Compensation Committee of the Board of Directors of the Company.

2. RATIFICATION. Except as provided herein, the Agreement and its terms and provisions shall remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligation of each of the Company and the Executive and shall not be released, impaired, diminished or in any other way modified or amended as a result of the execution and delivery of this Second Amendment.

3. CONTROLLING LAW. This Second Amendment shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws and decisions of the District of Columbia, without regard to its principles of conflicts of law. Venue for any adjudication hereof shall be only in the courts of the District of Columbia. The Company and the Executive agree that service of any summons and/or complaint, and any other process which may be served in any action, may be made by mailing via registered mail or delivering a copy of such process to the Company or the Executive at the address specified in the Agreement.

4. MISCELLANEOUS. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings of this Second Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Second Amendment. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Second Amendment shall remain unchanged.

5. ENTIRE AGREEMENT. This Second Amendment and any exhibit hereto sets forth the entire agreement and understanding of the parties hereto in respect of the matters described herein. The terms herein may not be changed verbally but only by an instrument in writing signed by the party against which enforcement of the change is sought.

6. COUNTERPARTS. This Second Amendment may be executed in two counterpart copies, each of which shall be an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be considered binding on the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the date first above written.

COMPANY:

INPHONIC, INC.

By:	/s/ Lawrence S. Winkler

Lawrence S. Winkler Chief Financial Officer

EXECUTIVE:

/s/ David A. Steinberg

David A. Steinberg